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KELLY A. KRAMER JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

FOSTER CITY, Calif., August 23, 2016 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Kelly A. Kramer has been appointed to the company’s Board of Directors and Audit Committee.

Ms. Kramer is currently Executive Vice President and Chief Financial Officer of Cisco Systems, Inc., which designs and sells products, services and solutions to securely connect everyone and everything. She previously served for 20 years in senior finance positions at General Electric, including as Chief Financial Officer of GE Healthcare’s Healthcare Systems Business. She is a member of the board of the Silicon Valley Chapter of City Year, a non-profit organization that provides educational support for at-risk students in poor communities.

“We are very pleased to welcome Kelly Kramer to the Board of Directors of Gilead Sciences,” said John Martin, PhD, Executive Chairman of Gilead’s Board of Directors. “Kelly’s deep financial expertise in the technology and healthcare industries, including mergers and acquisitions, will be valuable as Gilead continues to grow across multiple therapeutic areas and around the world. I look forward to the contributions and insights that she will bring to the Board.”

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5
or 1-650-574-3000.